Exhibit 2.1

No. [x]

CONVERTIBLE PROMISSORY NOTE

US$	______, 2018

FOR VALUE RECEIVED, LightInTheBox Holding Co., Ltd., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), promises to pay to the order of [NOTE HOLDER] or its assigns (the “Holder”), the principal sum of [US$__________], with interest accrued at a rate of zero, in the event that certain ADSs of the Company as defined under the Share Purchase Agreement entered into among the Company and the Holder and other parties on _____, 2018 (the “Agreement”) are issued to the Holder pursuant to the Agreement and this convertible promissory note (this “Note”).  Any capitalized but undefined terms used herein shall have the same meaning as set forth in the Agreement.

1.                                      Certain Definitions.

(a)                                 For purposes of this Note, the following terms shall have the following meanings:

“Conversion Securities” shall mean the equity securities of the Company issued and sold or the underlying securities issued and sold by the Company, including ADSs, pursuant to the Agreement.

“Governmental Approval” shall mean any authorization, consent, approval, license, franchise, concession, lease, ruling, permit, certification, exemption, filing or registration by or with any governmental authority or legal or administrative body material and necessary for the authority of the Company to conduct its business, the execution and delivery of this Note.

“Note Conversion” shall mean the Conversion and relevant mechanism described under the Agreement.

(b)                              The expressions “Company” and “Holder” shall where the context permits include their respective successors and permitted assigns.

2.                                      Note Purchase Agreement.  This Note is issued pursuant to the terms of the Agreement by and among the Company, the Founder Parties (as defined in the Agreement), the Holder and certain other parties thereto. The Note constitutes an obligation of the Company ranking senior to all other indebtedness of the Company. The Company hereby acknowledges that it has fully received the consideration paid by the Holder for the purchase of this Note on the date hereof.

3.                                      Maturity.  Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal amount and any accrued interests (as applicable) thereon shall become fully due and payable on the first anniversary of the Closing (the “Maturity Date”).

4.                                      Payments.  All payments of any indebtedness under this Note (other than payment by way of conversion) shall be paid in ADSs on or prior to the Maturity Date through customary ADS registration as set forth in the Agreement.  This Note shall not be repaid prior to the Note Conversion without the consent by the Holder.

5.                                      Conversion Terms.

(a)                                  Conversion during Conversion Period.  The Holder shall have the right to convert the principal amount under this Note in whole, not in part, into such number of ADSs pursuant to the Agreement.

(b)                                 Effectiveness of Conversion.  Any conversion pursuant to Section 5 shall be subject to the mechanism and procedure as described in the Agreement.  At such time as such Conversion has been effected by receiving certain numbers of ADSs as set forth in the Agreement, the rights of the Holder under this Note, to the extent of the conversion, shall cease, and the Holder shall thereafter be deemed to have become the holder of record of the Conversion Securities issuable upon such conversion.

(c)                                  Issuance Costs.  The issuance of certificates for Conversion Securities issuable upon conversion of this Note shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related share issuance.  Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the Conversion Securities issuable with respect to such conversion shall be validly issued, fully paid and non-assessable.

(d)                                 Compliance with Laws and Regulations.  The Company shall take all such actions as may be necessary to assure that all Conversion Securities issued upon conversion may be so issued without violation of any applicable law or governmental regulation.

6.                                      Covenants.  So long as any indebtedness under this Note remains outstanding, the Company shall, and shall cause any other Group Company to:

(a)                                 Compliance with Laws.  Comply in all material respects with applicable laws, rules, regulations and orders, such compliance to include, without limitations, promptly obtaining and maintaining all Governmental Approvals as are necessary for the operation of its business, and paying all taxes, assessments, and governmental charges imposed upon it or upon its property except for good faith contests for which adequate reserves are being maintained.

(b)                                 Continuance of Business.  Maintain its corporate existence, licenses and privileges in good standing under and in compliance with all applicable laws and continue to operate the business currently conducted by the Group Companies.

(c)                                  Notice of Litigation.  Provide to the Holder promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental entity affecting the Group Companies.

(d)                                                                                 Notice of Defaults and Events of Defaults.  Provide to the Holder, as soon as possible and in any event within five (5) days after the occurrence thereof, with written notice of each event which either (i) is an Event of Default, or (ii) with the giving of notice or lapse of time or both would constitute an Event of Default, in each case setting forth the details of such event and the action which is proposed to be taken by any Group Company with respect thereto.

8.                                      Events of Default.

(a)                                 Definition.  For purposes of this Note, an Event of Default shall be deemed to have occurred if (i) any indebtedness under this Note is not paid when and as the same shall become due and payable at maturity; (ii) material breach of the Agreement by the Company; (iii) bankruptcy of the Company; (iv) a delisting of the Company from the public exchange.

(b)                                 Consequences of Events of Default.  The Holder shall also have rights which the Holder may have been afforded under the Agreement and this Note at any time and any other rights which the Holder may have pursuant to applicable law.

9.                                      Lost, Stolen, Destroyed or Mutilated Note.  In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Note, or in lieu of the Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of the Note.

10.                               Governing Law.  This Note is to be construed in accordance with and governed by the internal laws of the Hong Kong Special Administrative Region of the PRC (“Hong Kong”) without giving effect to any choice of law provisions.  All disputes and controversies arising out of or in connection with this Note shall be resolved by arbitration in Hong Kong under the Hong Kong International Arbitration Center Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration (as defined by the Rules) is submitted in accordance with the Rules.

11.                               Amendment.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

12.                               Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with the Agreement.

13.                               Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

LightInTheBox Holding Co., Ltd.

By:
Name:	[LITB authorized person]
Title:	Director

RECEIVED AND ACCEPTED BY:

[NOTE HOLDER]

By:
	Name:	[NOTE HOLDER rep]
Title:

SIGNATURE PAGE TO NOTE